PROSPECTUS SUPPLEMENT No. 4 (TO PROSPECTUS DATED APRIL 4, 2003)	This filing is made pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration Nos. 333-102273 and 333-102995.

Common Stock

This Prospectus Supplement No. 4 supplements and amends the prospectus dated April 4, 2003 relating to the resale by certain securityholders of 53,314,634 shares of our common stock.

This prospectus supplement should be read in conjunction with the prospectus dated April 4, 2003, as supplemented by Prospectus Supplement No. 1 dated August 19, 2003, Prospectus Supplement No. 2 dated November 29, 2004 and Prospectus Supplement No. 3 dated September 12, 2005, which are to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

We are filing this prospectus supplement to reflect the following event:

•	Harris Toibb has donated to Toibb Family Foundation all of his interests in Monogram Biosciences, Inc.

The table appearing under the caption “Selling Security Holders” on pages 22-24 of the prospectus is hereby amended by removing the entry for Harris Toibb and corresponding footnote (16).

The table appearing under the caption “Selling Security Holders” on pages 22-24 of the prospectus is hereby further amended and supplemented by adding Toibb Family Foundation as a selling securityholder, together with footnote (24), as set forth below:

	Shares Held or Acquirable Prior to Offering (No Limitations)	Shares Beneficially Owned Prior to Offering (With Limitations)		Number of Shares Being Offered	Shares Beneficially Owned After Offering (With Limitations)
Security Holder		Number	Percent		Number	Percent
Toibb Family Foundation(24)	619,835	619,835	*	619,835	0	*

(24)	The number of shares being offered consists of 619,835 shares of common stock issuable upon exercise of a warrant. Harris Toibb, the trustee of the Toibb Family Foundation, exercises dispositive and voting power with respect to the shares of common stock that Toibb Family Foundation is offering in this prospectus. The business address for Toibb Family Foundation is 6355 Topanga Canyon Blvd., #335, Woodland Hills, CA 91367.

The information contained in this prospectus supplement relating to Toibb Family Foundation is based on information provided to us by Toibb Family Foundation and reflects its holdings as of November 9, 2007, prior to its offering of any securities pursuant to this prospectus.

The applicable percentages ownership shown above for Toibb Family Foundation are based on an aggregate of 132,320,388 shares of our common stock issued and outstanding on November 9, 2007.

Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 2 of the prospectus, as well as the section entitled “Risk Factors” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 16, 2007.